Walmart U.S. Q1 comps1 grew 1.4% and Walmart U.S. eCommerce GMV grew 69%,
Company reports Q1 FY18 diluted EPS of $1.00

Diluted EPS was $1.00, an increase of 2% over last year.
"We delivered a solid first quarter and we're encouraged by the start to the year. We're moving faster to combine our digital and physical assets to make shopping simple and easy for customers. Our plan is gaining traction, and I want to thank our associates for their hard work, ingenuity and commitment to our customers. Our customers have choices, and we have to earn their business with every interaction."

Doug McMillon
President and CEO, Walmart

Total revenue was $117.5 billion, an increase of 1.4%. Excluding currency[2], total revenue was $118.8 billion, an increase of 2.5%.
Walmart U.S. comp sales[1] increased 1.4%, driven by a traffic increase of 1.5%. Comp traffic increased 3.0% on a two-year stacked basis.
E-commerce growth at Walmart U.S. was strong as sales and GMV increased 63% and 69%, respectively. The majority of this growth was organic through Walmart.com.
Net sales at Walmart International were $27.1 billion, a decrease of 3.5%. Excluding currency[2], net sales were $28.3 billion, an increase of 0.8%.
The company generated $5.4 billion in operating cash flow and returned $3.7 billion to shareholders through dividends and share repurchases.

Key results
(Amounts in millions, except as noted)

	Q1 FY18	Q1 FY17	Change

Revenue	$117,542	$115,904	$1,638	1.4%
Revenue (constant currency)[2]	$118,750	$115,904	$2,846	2.5%
Operating income	$5,237	$5,275	-$38	-0.7%
Operating income (constant currency)[2]	$5,343	$5,275	$68	1.3%

Free Cash Flow	Q1 FY18	$ Change	Returns to Shareholders	Q1 FY18	% Change
Operating cash flow	$5,385	-$808	Dividends	$1,549	-1.5%
Capital expenditures	$1,990	-$219	Share repurchases[3]	$2,185	-20.1%
Free cash flow[2]	$3,395	-$589	Total	$3,734	-13.3%

Guidance

•	Second quarter fiscal year 2018 EPS: $1.00 to $1.08, which excludes an estimated net benefit of approximately $0.05 from the sale of Suburbia, the company's apparel format in Mexico.

•	Comp sales for the 13-week period ending July 28, 2017:

◦	Walmart U.S. (ex. fuel)[2]: +1.5% to +2.0%

◦	Sam's Club (ex. fuel)[2]: +1.0% to +1.5%

1 Represents Walmart U.S. comparable sales excluding fuel. Including fuel, Walmart U.S. comparable sales are 1.5%. See additional information at the end of this release regarding non-GAAP financial measures.
2 See additional information at the end of this release regarding non-GAAP financial measures.
3 $7.0 billion remaining of $20 billion authorization approved in October 2015. The company repurchased approximately 31 million shares in Q1 fiscal 2018.

NYSE: WMT	May 18, 2017	stock.walmart.com

Segment results

U.S.	Q1 FY18	Q1 FY17	Change
Net sales	$75,436	$73,295	$2,141	2.9%
Comp sales (ex. fuel)[1,2]	1.4%	1.0%	40 bps	N/A
Traffic	1.5%	1.5%	0 bps	N/A
Ticket	-0.1%	-0.5%	40 bps	N/A
E-commerce	~80 bps	~20 bps	~60 bps	N/A
Operating income	$4,269	$4,232	$37	0.9%

	Q1 FY18	Q1 FY17	Change

Net sales	$27,097	$28,083	-$986	-3.5%
Net sales (constant currency)[1]	$28,296	$28,083	$213	0.8%
Operating income	$1,163	$1,164	-$1	-0.1%
Operating income (constant currency)[1]	$1,269	$1,164	$105	9.0%

	Q1 FY18	Q1 FY17	Change

Net sales	$13,993	$13,608	$385	2.8%
Comp sales (ex. fuel)[1,2]	1.6%	0.1%	150 bps	N/A
Traffic	1.1%	-0.2%	130 bps	N/A
Ticket	0.5%	0.3%	20 bps	N/A
E-commerce	~80 bps	~60 bps	~20 bps	N/A
Operating income	$414	$413	$1	0.2%

Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, over 260 million customers and members visit our 11,723 stores under 59 banners in 28 countries and e-commerce websites in 11 countries. With fiscal year 2017 revenue of $485.9 billion, Walmart employs approximately 2.3 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com, on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

Investor Relations contact
Steve Schmitt (479) 258-7172

Media Relations contact
Randy Hargrove (800) 331-0085

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 13-week period ended April 28, 2017, compared to 13-week period ended April 29, 2016, and excludes fuel.

NYSE: WMT	May 18, 2017	stock.walmart.com

Along with this press release, Walmart makes available a recorded call with executive leaders and a financial presentation to review business results, provide strategic updates, and comment on expectations for the future. We provide that call in both audio form and in a written transcript. Details on accessing the call are as follows:

•	877-523-5612 (U.S. and Canada)

•	201-689-8483 (other countries)

•	Passcode: 9256278 (Walmart)

•	MP3 @ stock.walmart.com

The call is archived at stock.walmart.com

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NYSE: WMT	May 18, 2017	stock.walmart.com

Forward-Looking Statements

This release contains statements as to Walmart management's guidance regarding earnings per share for the three months ending July 31, 2017 and Walmart U.S.'s comparable sales and Sam's Club's comparable sales, excluding fuel, for the 13 weeks ending July 28, 2017.  Walmart believes such statements are "forward-looking statements" as defined in, and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by, the Private Securities Litigation Reform Act of 1995, as amended. Assumptions on which such forward-looking statements are based are also forward-looking statements. Walmart's actual results may differ materially from the guidance provided as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including:

•	economic, geo-political, capital markets and business conditions, trends and events around the world and in the markets in which Walmart operates;

•	currency exchange rate fluctuations, changes in market interest rates and commodity prices;

•	unemployment levels;

•	competitive pressures;

•	inflation or deflation, generally and in particular product categories;

•	consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise;

•	consumer enrollment in health and drug insurance programs and such programs' reimbursement rates;

•	the amount of Walmart's net sales denominated in the U.S. dollar and various foreign currencies;

•	the financial performance of Walmart and each of its segments;

•	Walmart's ability to successfully integrate acquired businesses, including within the e-commerce space;

•
Walmart's effective tax rate and the factors affecting Walmart's effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations;

•	customer traffic and average ticket in Walmart's stores and clubs and on its e-commerce websites;

•	the mix of merchandise Walmart sells, the cost of goods it sells and the shrinkage it experiences;

•	the amount of Walmart's total sales and operating expenses in the various markets in which it operates;

•	transportation, energy and utility costs and the selling prices of gasoline and diesel fuel;

•	supply chain disruptions and disruptions in seasonal buying patterns;

•	consumer acceptance of and response to Walmart's stores, clubs, e-commerce websites, mobile apps, initiatives, programs and merchandise offerings;

•	cyber security events affecting Walmart and related costs;

•	developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which Walmart is a party;

•	casualty and accident-related costs and insurance costs;

•	the turnover in Walmart's workforce and labor costs, including healthcare and other benefit costs;

•	changes in accounting estimates or judgments;

•	changes in existing tax, labor and other laws and regulations and changes in tax rates, trade agreements, trade restrictions and tariff rates;

•	the level of public assistance payments;

•	natural disasters, public health emergencies, civil disturbances, and terrorist attacks; and

•	Walmart's expenditures for FCPA and other compliance related costs.
Such risks, uncertainties and factors also include the risks relating to Walmart’s strategy, operations and performance and the financial, legal, tax, regulatory, compliance, reputational and other risks discussed in Walmart’s most recent annual report on Form 10-K filed with the SEC. Walmart urges you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on Walmart’s operations or financial performance. The forward-looking statements made in this release are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Wal-Mart Stores, Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	April 30,
(Dollars in millions, except per share data)	2017	2016	Percent Change
Revenues:
Net sales	$116,526	$114,986	1.3%
Membership and other income	1,016	918	10.7%
Total revenues	117,542	115,904	1.4%
Costs and expenses:
Cost of sales	87,688	86,544	1.3%
Operating, selling, general and administrative expenses	24,617	24,085	2.2%
Operating income	5,237	5,275	(0.7)%
Interest:
Debt	506	499	1.4%
Capital lease and financing obligations	92	86	7.0%
Interest income	(35)	(24)	45.8%
Interest, net	563	561	0.4%
Income before income taxes	4,674	4,714	(0.8)%
Provision for income taxes	1,522	1,498	1.6%
Consolidated net income	3,152	3,216	(2.0)%
Consolidated net income attributable to noncontrolling interest	(113)	(137)	(17.5)%
Consolidated net income attributable to Walmart	$3,039	$3,079	(1.3)%

Net income per common share:
Basic net income per common share attributable to Walmart	$1.00	$0.98	2.0%
Diluted net income per common share attributable to Walmart	$1.00	$0.98	2.0%

Weighted-average common shares outstanding:
Basic	3,035	3,144
Diluted	3,047	3,154

Dividends declared per common share	$2.04	$2.00

Wal-Mart Stores, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(Dollars in millions)	April 30,	January 31,	April 30,
ASSETS	2017	2017	2016
Current assets:
Cash and cash equivalents	$6,545	$6,867	$7,597
Receivables, net	5,252	5,835	5,187
Inventories	43,361	43,046	44,513
Prepaid expenses and other	2,178	1,941	1,800
Total current assets	57,336	57,689	59,097
Property and equipment:
Property and equipment	181,075	179,492	178,296
Less accumulated depreciation	(73,625)	(71,782)	(68,509)
Property and equipment, net	107,450	107,710	109,787
Property under capital lease and financing obligations:
Property under capital lease and financing obligations	11,854	11,637	11,667
Less accumulated amortization	(5,135)	(5,169)	(4,960)
Property under capital lease and financing obligations, net	6,719	6,468	6,707

Goodwill	17,575	17,037	16,751
Other assets and deferred charges	10,638	9,921	6,363
Total assets	$199,718	$198,825	$198,705

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$2,617	$1,099	$3,813
Accounts payable	41,367	41,433	37,997
Dividends payable	4,628	—	4,723
Accrued liabilities	19,708	20,654	19,605
Accrued income taxes	2,018	921	1,328
Long-term debt due within one year	3,256	2,256	2,257
Capital lease and financing obligations due within one year	599	565	559
Total current liabilities	74,193	66,928	70,282

Long-term debt	33,774	36,015	37,151
Long-term capital lease and financing obligations	6,251	6,003	6,242
Deferred income taxes and other	9,386	9,344	7,272

Commitments and contingencies

Equity:
Common stock	302	305	313
Capital in excess of par value	2,223	2,371	1,720
Retained earnings	84,120	89,354	84,145
Accumulated other comprehensive loss	(12,954)	(14,232)	(10,995)
Total Walmart shareholders’ equity	73,691	77,798	75,183
Nonredeemable noncontrolling interest	2,423	2,737	2,575
Total equity	76,114	80,535	77,758
Total liabilities and equity	$199,718	$198,825	$198,705

Wal-Mart Stores, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	April 30,
(Dollars in millions)	2017	2016
Cash flows from operating activities:
Consolidated net income	$3,152	$3,216
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	2,551	2,388
Deferred income taxes	2	(122)
Other operating activities	(170)	(33)
Changes in certain assets and liabilities:
Receivables, net	726	494
Inventories	66	264
Accounts payable	(155)	(234)
Accrued liabilities	(1,838)	(590)
Accrued income taxes	1,051	810
Net cash provided by operating activities	5,385	6,193

Cash flows from investing activities:
Payments for property and equipment	(1,990)	(2,209)
Proceeds from the disposal of property and equipment	196	89
Business acquisitions, net of cash acquired	(88)	—
Other investing activities	8	1
Net cash used in investing activities	(1,874)	(2,119)

Cash flows from financing activities:
Net change in short-term borrowings	1,482	1,065
Proceeds from issuance of long-term debt	—	127
Payments of long-term debt	(1,513)	(2,013)
Dividends paid	(1,549)	(1,573)
Purchase of Company stock	(2,185)	(2,735)
Dividends paid to noncontrolling interest	(54)	(57)
Purchase of noncontrolling interest	(8)	(126)
Other financing activities	(145)	(120)
Net cash used in financing activities	(3,972)	(5,432)

Effect of exchange rates on cash and cash equivalents	139	250

Net increase (decrease) in cash and cash equivalents	(322)	(1,108)
Cash and cash equivalents at beginning of year	6,867	8,705
Cash and cash equivalents at end of year	$6,545	$7,597

Wal-Mart Stores, Inc.
Supplemental Financial Information
(Unaudited)

Net sales and operating income

	Net Sales			Operating Income
	Three Months Ended			Three Months Ended
	April 30,			April 30,
(dollars in millions)	2017	2016	Percent Change	2017	2016	Percent Change
Walmart U.S.	$75,436	$73,295	2.9%	$4,269	$4,232	0.9%
Walmart International	27,097	28,083	-3.5%	1,163	1,164	-0.1%
Sam's Club	13,993	13,608	2.8%	414	413	0.2%
Corporate and support	—	—	0.0%	-609	-534	14.0%
Consolidated	$116,526	$114,986	1.3%	$5,237	$5,275	-0.7%

U.S. comparable sales results

	With Fuel		Without Fuel[1]		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	4/28/2017	4/29/2016	4/28/2017	4/29/2016	4/28/2017	4/29/2016
Walmart U.S.	1.5%	1.0%	1.4%	1.0%	0.1%	0.0%
Sam's Club	3.0%	-1.9%	1.6%	0.1%	1.4%	-2.0%
Total U.S.	1.7%	0.5%	1.4%	0.8%	0.3%	-0.3%

1 See additional information at the end of this release regarding non-GAAP financial measures.

Wal-Mart Stores, Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We had net cash provided by operating activities of $5.4 billion and $6.2 billion for the three months ended April 30, 2017 and 2016, respectively. We generated free cash flow of $3.4 billion and $4.0 billion for the three months ended April 30, 2017 and 2016, respectively. The decreases in net cash provided by operating activities and free cash flow were primarily due to an increase in incentive payments.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company's free cash flow. As a result, the method used by Walmart's management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Three Months Ended
	April 30,
(Dollars in millions)	2017	2016
Net cash provided by operating activities	$5,385	$6,193
Payments for property and equipment (capital expenditures)	-1,990	-2,209
Free cash flow	$3,395	$3,984

Net cash used in investing activities[1]	$-1,874	$-2,119
Net cash used in financing activities	$-3,972	$-5,432
1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for all countries where the functional currency is not the U.S. dollar ("non-USD entities") into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates, and the comparable prior year period's currency exchange rates. Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations and without the impact of acquisitions of non-USD entities, if any, until such acquisitions are included in both comparable periods. The disclosure of constant currency amounts or results permits investors to better understand Walmart's underlying performance without the effects of currency exchange rate fluctuations or acquisitions of non-USD entities.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three months ended April 30, 2017.

	Three Months Ended April 30,
	Walmart International		Consolidated
(Dollars in millions)	2017	Percent Change[1]	2017	Percent Change[1]
Total revenues:
As reported	$27,429	-3.3%	$117,542	1.4%
Currency exchange rate fluctuations[2]	1,208	N/A	1,208	N/A
Constant currency total revenues	$28,637	1.0%	$118,750	2.5%

Net sales:
As reported	$27,097	-3.5%	$116,526	1.3%
Currency exchange rate fluctuations[2]	1,199	N/A	1,199	N/A
Constant currency net sales	$28,296	0.8%	$117,725	2.4%

Operating income:
As reported	$1,163	-0.1%	$5,237	-0.7%
Currency exchange rate fluctuations[2]	106	N/A	106	N/A
Constant currency operating income	$1,269	9.0%	$5,343	1.3%
1 Change versus prior year comparable period.
2 Excludes currency exchange rate fluctuations related to acquisitions until the acquisitions are included in both comparable periods.

Comparable Sales Measures Excluding Fuel
The comparable sales of the company's Walmart U.S. and Sam's Club operating segments for the 13-week periods ended April 28, 2017, and April 29, 2016, and our guidance for comparable sales for the 13-week period ending July 28, 2017, in each case calculated or forecasted by excluding fuel sales for such periods (the "Comparable Sales Measures Excluding Fuel"), are non-GAAP financial measures as defined by the SEC's rules. We believe the most directly comparable financial measures computed in accordance with GAAP are the comparable sales calculated by including fuel sales for the corresponding periods.

We believe that the presentation of the Comparable Sales Measures Excluding Fuel provides useful information to investors regarding the company's financial condition and results of operations because that information permits investors to understand the effect of the fuel sales, which are affected by the volatility of fuel prices, on Walmart U.S. and Sam's Club's comparable sales for the periods presented.

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